UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2016

CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	001-11257	22-1895850
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Settlement of Certain Litigation

As previously disclosed on page 55 of the definitive proxy statement dated April 8, 2016 (the “Definitive Proxy Statement”) under the heading “Litigation Relating to the Merger,” actions were filed by shareholders of Checkpoint Systems, Inc. (“Checkpoint” or the “Company”) in the Court of Common Pleas for the Philadelphia County, First Judicial District of Pennsylvania, Civil Division (such court, the “Court of Common Pleas” and such action, the “Pennsylvania State Court Action”) and other courts.

On April 29, 2016, Checkpoint and the other defendants in the Pennsylvania State Court Actions executed a memorandum of understanding reflecting their agreement to settle all claims asserted in the Pennsylvania State Court Action. The parties subsequently executed a memorandum of understanding reflecting their agreement. In connection with the settlement contemplated by the memorandum of understanding, Checkpoint agreed to make certain additional disclosures related to the proposed transaction with CCL, which are contained in this Form 8-K, and to waive the provisions of the nondisclosure agreement with Bidder A (as defined in the Definitive Proxy Statement) that could have potentially prevented Bidder A from making a superior proposal. The memorandum of understanding contemplates that the parties will enter in a stipulation of settlement that will be subject to customary conditions, including approval by the Court of Common Pleas. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court of Common Pleas will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

In connection with the settlement, Checkpoint and CCL have agreed to disclose the information below, without admitting in any way that such disclosures are material or otherwise required by law. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. These statements should be read in conjunction with and in the context of the Definitive Proxy Statement.

1.	After speaking with several financial advisors in late 2014, our Board determined it would be beneficial to Checkpoint to have a financial advisor to assist the Board in its evaluation of various strategic alternatives. Our Board ultimately selected Morgan Stanley due to its qualifications, expertise and reputation and knowledge of the business and affairs of Checkpoint, including its knowledge of recent transactions in Checkpoint’s industry, mergers and acquisitions, valuation, financing and capital markets.

2.	Prior to approving the merger agreement, Checkpoint asked Bidder A for a best and final offer to acquire Checkpoint. Bidder A responded it would not make another offer to acquire Checkpoint.

3.	No member of Checkpoint’s Board of Directors has agreed to enter into a future employment or consulting arrangement with CCL, or any of its affiliates, subsequent to the execution of the merger agreement. To date, CCL has not made any such offers or proposals to any member of Checkpoint’s Board of Directors.

4.	In the negotiations preceding agreement upon the $10.15 purchase price for Checkpoint’s shares, Checkpoint asked CCL to increase the purchase price in light of the value of synergies CCL expected to realize from the Proposed Transaction. CCL declined to increase the purchase price because CCL believed the offer price it had proposed was fair to Checkpoint and its shareholders.

5.	In its “Premia Paid Analysis,” Morgan Stanley examined the premiums paid in certain U.S. transactions from January 1, 2010, through February 29, 2016, with transaction values between $250 million - $1 billion. The following chart summarizes the information examined by Morgan Stanley:

All-Cash Transactions

Total Number of Transactions	211
Premiums 1-day Prior to Announcement – 25th Percentile	18.9%
Premiums 1-day Prior to Announcement – 75th Percentile	51.2%

All Transactions

Total Number of Transactions	282
Premiums 1-day Prior to Announcement – 25th Percentile	13.8%
Premiums 1-day Prior to Announcement – 75th Percentile	48.8%

These premiums were then applied to Checkpoint’s stock price as of February 29, 2016 to calculate the range of potential values set forth on page 45 of the Definitive Proxy Statement.

6.	In its “Discounted Cash Flow Analysis,” Morgan Stanley made an adjustment for pension expenses that was reviewed and approved by Checkpoint management. Pension expense was not included as a deduction in both the calculation of the free cash flows as well as the 2020 adjusted EBITDA, which was utilized to calculate the terminal value. However, a separate adjustment of $32-34 million, equal to the net present value of the future pension expense, was deducted from the sum of the discounted after-tax net present values of the free cash flows and terminal value to derive equity value, and ultimately price per share.

7.	Morgan Stanley selected a range of multiples of 4.5x to 5.5x for use in its “Historical Multiples Analysis,” “Discounted Equity Analysis,” and “Discounted Cash Flow Analysis” based upon its professional judgment and experience in Checkpoint’s industry. Among the factors considered by Morgan Stanley in selecting the multiples were Checkpoint’s 2016 year to date multiple (the median of which was 4.2x), the historical multiple over the past one year (the median of which was 5.0), market expectations, and management projections.

8.	In its “Discounted Cash Flow Analysis,” Morgan Stanley utilized discount rates of 9.5% to 11.5% for the annual free cash flows for the fiscal years ended December 31, 2018 through December 31, 2019, and the terminal value, to account for the all equity capital structure beginning in fiscal year ending December 31, 2018. In each of the Base Case, Upside Case and Downside Case provided to Morgan Stanley by Checkpoint management, substantially all of the outstanding debt of Checkpoint is paid down by the end of fiscal year ending December 31, 2018.

9.	As previously disclosed, Checkpoint executed nondisclosure agreements with four financial sponsors, Bidder A, and CCL. Checkpoint has advised Bidder A that it waived the provisions of the nondisclosure agreement that could have potentially prevented Bidder A from making a superior proposal. None of the nondisclosure agreements with the four financial sponsors prohibits the financial sponsor from making a confidential superior proposal to Checkpoint.

Additional Information

A special shareholder meeting will be held on May 11, 2016, in order to obtain shareholder approval in connection with the proposed merger between the Company and CCL. On April 8, 2016, the Company filed with the Securities and Exchange Commission (the “SEC”) the Definitive Proxy Statement on Schedule 14A in connection with the proposed merger. Investors of the Company are urged to read the Definitive Proxy Statement and other relevant materials filed by the Company with the SEC carefully and in their entirety because they contain important information about the Company, CCL and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Checkpoint with the SEC at the SEC’s website at www.sec.gov, at Checkpoint’s website at http://us.checkpointsystems.com or by sending a written request to the Company at 101 Wolf Drive, PO Box 188, Thorofare, New Jersey, Attention: General Counsel.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s shareholders in connection with the proposed merger is set forth in the Company’s Definitive Proxy Statement for its special shareholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger is set forth in the Definitive Proxy Statement.

Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the merger and the ability to consummate the merger. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the Company may be unable to obtain shareholder approval as required for the merger; (2) conditions to the closing of the merger may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. If the merger is consummated, the Company shareholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 27, 2015, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Dated: April 29, 2016	By:	/s/ Bryan T. R. Rowland
Bryan T. R. Rowland Vice President, General Counsel and Corporate Secretary